Exhibit 1.2

HIGHWOODS PROPERTIES, INC.
AMENDMENT NO. 1 TO
EQUITY DISTRIBUTION AGREEMENT

February 7, 2018

Wells Fargo Securities, LLC
375 Park Avenue
New York, NY 10152

Ladies and Gentlemen:
Reference is made to the Equity Distribution Agreement, dated February 8, 2017 (the “Agreement”), among Highwoods Properties, Inc., a Maryland corporation (the “Company”), Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”) and Wells Fargo Securities, LLC (the “Agent”), pursuant to which the Company agreed to sell through the Agent as placement agent, shares of the Company’s common stock, $0.01 par value per share. All capitalized terms used in this Amendment No. 1 to the Agreement (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement. The Company, the Operating Partnership and the Agent agree as follows:
A.Amendment to Agreement. The Agreement is amended as follows:
1.The first sentence of the second paragraph of the Agreement is hereby deleted and replaced with the following:
“The Company and Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), have also entered into (i) equity distribution agreements, dated as of February 8, 2017 and amended on February 7, 2018 (the “Initial Alternative Equity Distribution Agreements”), with each of BB&T Capital Markets, a division of BB&T Securities, LLC, BTIG, LLC, Capital One Securities, Inc., Fifth Third Securities, Inc., Jefferies LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Robert W. Baird & Co. Incorporated (the “Initial Alternative Agents”), and (ii) an equity distribution agreement, dated as of February 7, 2018 (together with the Initial Alternative Equity Distributions, the “Alternative Equity Distribution Agreements”), with J.P. Morgan Securities LLC (together with the Initial Alternative Agents, the “Alternative Agents,” and together with the Initial Alternative Agents and the Agent, the “Agents”). ”
2.The second and third sentences Section 2(b) of the Agreement are hereby deleted and replaced with the following:
“On any Trading Day, the Company shall sell Shares through only one of the Agents, and the Company shall give prior written notice by telecopy or email to the Agents to notify any change of the Agent through whom the sale of Shares will be effected. For the avoidance of doubt, the foregoing limitation shall not apply to sales solely to employees or security holders of the Company or its subsidiaries, or to a trustee or other person acquiring such securities for the accounts of such persons in which any of Wells Fargo Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, BTIG, LLC, Capital One Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fifth Third Securities, Inc., Jefferies LLC, J.P. Morgan Securities LLC or Robert W. Baird & Co. Incorporated is acting for the Company in a capacity other than as Agent under this Agreement or any Alternative Equity Distribution Agreement.”
3.The first sentence of Section 2(h) of the Agreement is hereby deleted and replaced with:

1

“(h)    Settlement for sales of Shares pursuant to this Section 2 will occur on the second business day that is also a Trading Day following the trade date on which such sales are made, unless another date shall be agreed to by the Company and the Agent (each such day, a “Settlement Date”).”
4.Section 6(b) of the Agreement is amended by deleting the words “Vinson & Elkins LLP” and replacing them with “Baker Botts L.L.P.”
5.Section 11 of the Agreement is amended by deleting the words:

"Vinson & Elkins LLP 2200 Pennsylvania Avenue NW Suite 500 West Washington, DC 20037-1701 Fax. No.: (202) 879-8985 Attention: Catherine S. Gallagher, Esq."

and replacing them with:

"Baker Botts L.L.P. 1299 Pennsylvania Avenue NW Washington, D.C. 20004-2400 Fax. No.: (202) 585-1088 Attention: Catherine S. Gallagher, Esq."
B.Prospectus Supplement. The Company shall file the Prospectus Supplement reflecting this Amendment with the Commission pursuant to Rule 424(b) under the Securities Act within two business days of the date hereof
C.No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Agreement shall continue in full force and effect.
D.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.
E.Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

[Signature page follows]

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

Highwoods Properties, Inc.
By:
Name:	Mark F. Mulhern
Title:	Executive Vice President and Chief Financial Officer

Highwoods Realty Limited Partnership
By: Highwoods Properties, Inc., its general partner
By:
Name:	Mark F. Mulhern
Title:	Executive Vice President and Chief Financial Officer

Accepted as of the date hereof:

WELLS FARGO SECURITIES, LLC
By:
Name:
Title:

3